Exhibit 10.24

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

COLLABORATION AGREEMENT

This Collaboration Agreement (the “Agreement”) is effective as of October 9, 2020 (the “Effective Date”) by and between Schrödinger, LLC, a Delaware limited liability company, having an address of 120 West 45th Street, 17th Floor, New York, New York 10036 (“Schrödinger”), and Lhotse Bio, Inc., a Delaware corporation having an address of 611 Gateway Blvd Suite 223, South San Francisco, CA 94080 (“Lhotse”). Each of Schrödinger and Lhotse may hereinafter be referred to as a “party” to this Agreement or collectively as the “parties”.

Whereas, ShouTi Inc., a Delaware corporation and an affiliate of Lhotse (“ShouTi”), and Schrödinger are parties to that certain letter agreement dated October 5, 2019 by and among ShouTi, Schrödinger, Annapurna Bio, Inc. and Gasherbrum Bio, Inc. (the “2019 Letter Agreement”) concerning, among other things, a drug discovery collaboration aimed at discovering and developing novel, orally bioavailable, small molecule inhibitors of Lysophosphatidic acid receptor 1 (the “Target”), in anticipation of the entry of this Agreement upon formation of Lhotse;

Whereas, concurrently with the execution and delivery of this Agreement, ShouTi, Lhotse and Schrödinger are entering into an Assignment and Assumption Agreement, under which ShouTi assigns to Lhotse, and Lhotse assumes from ShouTi, all ShouTi’s rights and obligations under the 2019 Letter Agreement; and

Whereas, Lhotse and Schrödinger desire to enter into a drug discovery collaboration aimed at discovering and developing novel, orally bioavailable, small molecule inhibitors of the Target, on the terms and subject to the conditions set forth herein.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the parties agree as follows:

1.	Definitions

1.1            “Affiliate” shall mean any company or entity that directly or indirectly, through one or more intermediaries, is controlled by, controlling, or under common control with a party hereto. The term “control”, for purposes of this definition, means the ownership of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) entitled to vote regarding composition of the board of directors or other body entitled to direct the affairs of a party or the power to direct or cause the direction of the management and policies of a party, whether through the ownership of voting securities, by contract or otherwise, and “controlled by” and “under common control with” shall have correlative meanings. For clarity, as of the Effective Date, Schrödinger, Inc. is an Affiliate of Schrödinger, LLC.

1.2            “Collaboration Invention” shall have the meaning provided in Section 3.1.

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1.3            “Collaboration Compound” shall mean (a) any chemical compound identified, generated, developed or discovered by Schrödinger or its Affiliates on behalf of Lhotse, either solely or jointly with Lhotse, during the Term in accordance with the Work Plan and the terms of this Agreement, and (b) all salts, hydrates, solvates, esters, metabolites, intermediates, stereoisomers, polymorphs, and any derivatives or modifications of any of the compound set forth in the foregoing clause (a), in each case of (a) and (b) that are directed to and inhibit the Target as its mechanism of action.

1.4            “Collaboration Product” shall mean any pharmaceutical product that contains a Collaboration Compound as an active ingredient, alone or in combination with one or more other active ingredients, in any formulations, dosage forms, strengths and delivery modes.

1.5            “Confidential Information” shall mean the terms of this Agreement and any confidential or proprietary information of a party or its Affiliates, including, without limitation, information related to Collaboration Inventions or Results, and any other information relating to any techniques, technology, practices, trade secrets, inventions (whether or not patentable), methods, knowledge, know-how, skill, experience, test data, results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software, technology, compounds, compositions of matter, cells, cell lines, assays and physical, biological or chemical material, whether in oral, written, graphic or electronic form; in each case which is disclosed or furnished to the other party.

1.6            “Control” shall mean a party’s possession of the ability to grant the other party hereto a license, sublicense or other access to such party’s Intellectual Property in accordance with the terms of this Agreement, without such party being obligated to pay any additional fees (unless the party in the position of being a potential sublicensee of such Intellectual Property is willing to pay such additional fees) to or violating the terms of any agreement or other contractual arrangement it has with any Third Party as a result thereof.

1.7            “DC Milestone” shall mean the initiation of GLP toxicology studies with respect to the relevant compound by Lhotse (or any of its Affiliates), any of Lhotse’s (or any of its Affiliates’) collaboration partners or any Third Party performing services on behalf of Lhotse (or any of its Affiliates).

1.8            “FDA” shall mean the U.S. Food and Drug Administration and its successor.

1.9            “Fully Diluted” shall have the meaning provided in Section 2.2.

1.10          “GLP” shall mean, with respect to a particular activity or non-clinical study conducted by or on behalf of a party, that such activity or non-clinical study was conducted in accordance with “good laboratory practices” as set forth in 21 C.F.R. Part 58, the United States Animal Welfare Act, the International Conference on Harmonization’s (“ICH”) Guideline on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals or the ICH Guideline on Safety Pharmacology Studies for Human Pharmaceuticals.

1.11          “Indemnifying Party” shall have the meaning provided in Section 7.2.

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1.12          “Initiation” of a clinical trial shall mean the dosing for the first human patient enrolled in such clinical trial.

1.13          “Intellectual Property” shall mean all rights in any intellectual property or industrial property now known or hereafter recognized anywhere in the world, including the following: (i) patents, Collaboration Inventions (whether or not patentable), and all applications or registrations in any jurisdiction pertaining to the foregoing, including all provisional applications, reissues, continuations, divisions, continuations-in-part, utility models, renewals or extensions thereof; (ii) trade secrets, including confidential and other non-public information with respect to business or scientific activities, and the right in any jurisdiction to limit the use or disclosure thereof; (iii) copyrights or similar rights in writings, designs, mask works, or other works of authorship, and registrations or applications for registrations of copyrights in any jurisdiction; (iv) trademarks and service marks (registered or unregistered), trade dress, trade names, and other names and slogans embodying business or product goodwill or indications of origin, and all applications or registrations in any jurisdiction pertaining to the foregoing; and all goodwill associated therewith; and (v) Internet Web sites, domain names and registrations or applications for registration thereof. Examples of property that typically embody Intellectual Property include, without limitation, software programs (in source and object code forms), algorithms, methods, computer-generated models based on the analysis of structure-activity relationships, and proprietary databases.

1.14          “JSC” shall have the meaning provided in Section 2.3(a).

1.15          “Lhotse Indemnified Party” shall have the meaning provided in Section 7.1.

1.16          “Lhotse Background Intellectual Property” shall mean Intellectual Property possessed, owned or Controlled by Lhotse prior to or independent of this Agreement. For clarity, the Lhotse Background Intellectual Property excludes Schrödinger Intellectual Property and Schrödinger Improvements (defined in Section 3.1(d) below).

1.17          “Liabilities” shall have the meaning provided in Section 7.1.

1.18          “Materials” shall have the meaning provided in Section 2.8.

1.19          “Net Sales” shall mean the gross amount received by Lhotse, its Affiliates, licensees or sublicensees for sale of the Collaboration Product to independent Third Parties during each calendar quarter less the following amounts incurred or paid by the selling party with respect to the sale of the Collaboration Product: (a) [***]; (b) [***]; (c) [***]; (d) [***]; (e) [***].

If a Collaboration Product is sold in a country or region in combination with another active pharmaceutical ingredient or component that is not a Collaboration Compound, then Net Sales, for the purposes of determining royalty payments on the combination, shall be calculated using one of the following alternative methods:

(x)             by [***], during the relevant reporting period, of the Collaboration Product that contains the Collaboration Compound as its only active ingredient when sold separately in such country or region, and [***], during the relevant reporting period, of the other active ingredients or components in the combination when sold separately in such country or region; or

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(y)             if no such separate sales in such country or region are made of the Collaboration Product that contains the Collaboration Compound as its only active ingredient or any of the other active ingredients or components in such combination during the relevant reporting period, Net Sales, for the purposes of determining royalty payments on the combination, shall be calculated using the above formula (i.e., [***]) where [***] of the Collaboration Product that contains the Collaboration Compound as its only active ingredient when sold separately in such country or region, and [***] of the other active ingredients or components in the combination when sold separately in such country or region, as reasonably estimated by the selling party.

1.20          “NDA” shall mean a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder by the FDA.

1.21          “Non-Disclosure Agreement” shall have the meaning provided in Section 5.1.

1.22          “Phase 2 Clinical Trial” shall mean a study of a pharmaceutical product in human patients to determine initial efficacy and dose range and/or regimen finding before embarking on Phase 3 Clinical Trials, as further defined in 21 C.F.R. 312.21(b), as amended from time to time, or the corresponding foreign regulations.

1.23          “Phase 3 Clinical Trial” shall mean a pivotal study of a pharmaceutical product in human patients with a defined dose (or a set of defined doses) designed to ascertain efficacy and safety of such product for the purpose of enabling the preparation and submission of NDA to the FDA or corresponding foreign regulatory authorities, as further defined in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding foreign regulations

1.24          “Program” shall have the meaning provided in Section 2.1.

1.25          “Quarter” shall have the meaning provided in Section 2.8.

1.26          “Results” shall have the meaning provided in Section 2.5.

1.27          “Royalty Term” shall have the meaning provided in Section 2.10(b).

1.28          “Schrödinger Indemnified Party” shall have the meaning provided in Section 7.2.

1.29          “Schrödinger Intellectual Property” shall mean the Intellectual Property embodied in the Schrödinger Technology, Schrödinger Knowhow and Schrödinger Library.

1.30          “Schrödinger Knowhow” shall mean the proprietary techniques, methods, workflows and knowhow of Schrödinger and its licensors that are employed by Schrödinger to perform its services under the Program or that are necessary or reasonably useful for Lhotse to conduct the activities assigned to Lhotse under the Program.

1.31          “Schrödinger Library” shall mean the compilation prepared by Schrödinger of lead- and drug-like compounds that are offered commercially by Third Party suppliers.

1.32          “Schrödinger Technology” shall mean the proprietary software, programs, tools and technology possessed, owned or Controlled by Schrödinger.

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1.33          “Term” shall have the meaning provided in Section 6.1.

1.34          “Third Party” shall mean any entity other than Schrödinger or Lhotse or their respective Affiliates.

1.35          “Work Plan” shall mean the written plan for the activities to be conducted by the parties hereunder. The initial Work Plan has been agreed upon in writing by the parties as of the Effective Date and is attached hereto as Exhibit A. Any amendments or revisions to the Work Plan shall be mutually agreed upon by the parties in writing.

1.36          “Valid Claim” shall mean a claim of (a) any issued and unexpired patent that has not been held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise; or (b) any pending patent application that has not been pending for more than [***] ([***])[***] from its earliest priority date.

1.37          “Work Product” shall mean the tangible work product delivered by Schrödinger to Lhotse in connection with Schrödinger’s performance of its obligations under the Work Plan. The “Work Product” excludes the Schrödinger Intellectual Property and Schrödinger Improvements.

2.	Conduct of the Collaboration

2.1            Collaboration. During the Term (defined in Section 6.1 below) of this Agreement, the parties agree to conduct a collaborative drug discovery project aimed at discovering and developing novel and orally available small molecule inhibitors of the Target (the “Program”) in accordance with the Work Plan and the terms of this Agreement. Generally, Schrödinger agrees to provide computational modeling and design support, and Lhotse agrees to provide day-to-day chemistry and biology support. Lhotse acknowledges and agrees that Schrödinger’s ability to perform its obligations depends upon Lhotse’s fulfillment of its obligations as set forth in this Agreement, including reasonably cooperating with Schrödinger and providing Schrödinger with accurate information and data in a reasonable and timely manner during the collaboration. Schrödinger will not be responsible for any deficiency or delay in performing its obligations as set forth in this Agreement to the extent such deficiency or delay results from Lhotse’s failure to fulfill its obligations as set forth in this Agreement. Notwithstanding the foregoing, the parties acknowledge the experimental nature of the collaboration, and neither party shall have any liability to the other with respect to such party’s failure to produce a specific substantive result.

2.2            Assignment. Reserved.

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2.3            Joint Steering Committee; Technical Leads.

(a)            Within [***] ([***]) [***] after the Effective Date, the parties shall form a joint steering committee (the “JSC”), which shall be responsible for the general oversight of the research carried out hereunder, including without limitation: (i) reviewing the goals, strategy, milestone events, Results of the Work Plan (set forth in Exhibit A) and the activities performed thereunder, (ii) recommending and approving changes to the Work Plan; (iii) assigning relative priorities in the Work Plan; (iv) terminating any specific activities under the Work Plan; (v) determining whether the events constituting the DC Milestone have occurred; (vi) whether to continue pursuing the Program with respect to the Target; and (vii) resolving any disagreements between the parties concerning the research and development activities carried out under this Agreement. Each party shall designate [***], [***] of whom shall be authorized to make decisions on behalf of the designating party and shall have significant experience and expertise in the research and development of pharmaceutical compounds. Each party shall have the right, at any time, to designate by written notice to the other party, a replacement for any of such party’s [***] on the JSC. The JSC shall endeavor to work by consensus. Decisions of the JSC shall be made in writing and be included in an amendment to the Work Plan. Where consensus cannot be reached or unanimity is not achieved, the disputed matter shall be referred to the relevant senior management of the Parties who shall promptly meet and endeavor to come to an agreement in a timely manner. The JSC will notify the relevant senior management of the parties in writing that a milestone event has occurred no later than [***] ([***]) [***] after making such a determination, which determination shall be made by the JSC as soon as possible after the occurrence of such event. The JSC shall meet at such times as the members deem appropriate to perform the duties of the JSC.

(b)            Technical Leads: Lhotse’s technical lead will be [***], who will facilitate communications between the parties in the course of the activities contemplated by this Article 2. Schrödinger shall also assign a technical lead for the collaboration. The Technical Leads shall meet in person or by teleconference or videoconference at least quarterly to discuss technical aspects of the activities contemplated by this Agreement. For clarity, a technical lead may also serve on the JSC.

2.4            Performance Standards. Each party shall perform the activities specifically assigned to it under the Work Plan at its sole cost and expense. Each party shall conduct its activities under the Work Plan in good scientific manner, and in compliance in all material respects with the requirements of applicable laws and regulations, to attempt to achieve its objectives efficiently and expeditiously. Each party shall contribute such personnel and resources as are reasonably necessary to carry out the activities to be performed by such party pursuant to the Work Plan. In conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement, each party shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to activities conducted pursuant to the Work Plan.

2.5            Results. Each party shall keep the other party fully informed as to (a) all discoveries and technical developments (including, without limitation, any Collaboration Inventions) and (b) any and all information, data and results that, with respect to all of the items specified in (a) and (b), relate to the Target and/or any small molecule compound directed thereto made or obtained from conducting the Program activities assigned to it under the Work Plan (collectively, the “Results”) which disclosure shall include, without limitation, copies of relevant summaries and reports including a report of the Virtual Screen Results as defined in Section 3.1 below. Nothing herein shall require either party to disclose information received from a Third Party that remains subject to bona fide confidentiality obligations. All information and reports disclosed hereunder shall be subject to Articles 3 and 5.

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2.6            Exclusivity. During the Term of this Agreement, or, if longer, during any period not to exceed [***] ([***]) [***] from the date of achievement of the DC Milestone in which any relevant compound having activity against the Target and identified in connection with services performed by Schrödinger under the Program is in “active development” by Lhotse, Target Exclusivity (defined below) shall apply. For purposes of this Section 2.6, a compound shall cease to be in “active development” if it is not the subject of pre-clinical and/or clinical drug development activities by Lhotse for a consecutive period of [***] ([***]) [***]. “Target Exclusivity” means Schrödinger shall not design, research, develop, or commercialize compounds or conduct virtual screens of compounds that directly and primarily inhibit the Target, whether on its or its’ Affiliates’ own behalf or on behalf of any Third Party. For clarity, the foregoing exclusivity obligation shall not apply to the following services and activities: (a) [***], (b) [***], (c) [***], (d) [***] (e) and (f) [***].

2.7            Materials Transfer. In order to facilitate the Program and provided the receiving party has consented, either party may provide to the other party certain biological materials or chemical compounds including, but not limited to, the Target, ligands known to interact with the Target, protein crystals relating to the Target and reagents (collectively, “Materials”) Controlled by the supplying party (other than under this Agreement) for use by the other party in furtherance of the Program. Except as expressly provided under this Agreement, all such Materials delivered to the other party will remain the sole property of the supplying party, will be used only in furtherance of the Program and solely under the control of the other party, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying party, and will not be used in research or testing involving human subjects except as permitted by applicable law. The Materials, if any, supplied under this Section 2.7 must be used with prudence and appropriate caution in any experimental work, because not all of their characteristics may be known.

2.8            Active Program Payments. Lhotse shall notify Schrödinger in writing by the last day of each three (3) consecutive month period (“Quarter”) beginning September 1, 2020 as to whether Schrödinger should continue performing under the Work Plan during the following Quarter, subject to agreement by Schrödinger, and shall make a payment of [***] (“Active Program Payment”) to Schrödinger as full consideration for such performance. Such payment shall be due and payable in advance as of the last day of the Quarter. The parties agree and acknowledge that such notice was deemed to have been given by Lhotse and agreed upon by Schrödinger as of August 31, 2020 for the Quarter beginning September 1, 2020 such that an Active Program Payment is due and payable. If Lhotse fails to provide such notice or make such payment, Schrödinger may cease performing services under this Agreement without any liability or further obligation whatsoever to Lhotse or any Affiliate of Lhotse resulting from such cessation of services.

2.9            Milestone Payments. Lhotse shall pay to Schrödinger the following milestone payments upon the first achievement of the corresponding milestone event set forth in the table below for any Collaboration Product. Lhotse shall promptly notify Schrödinger upon the first achievement of any milestone event set forth in this Section 2.9 and shall pay to Schrödinger the corresponding milestone payment within [***] ([***]) [***] after the first achievement of such milestone event. Each milestone payment set forth herein shall be due and payable only once, regardless of how many times such milestone event is achieved and/or the number of Collaboration Products that achieve such milestone event. The aggregate milestone payments under this Section 2.9(a) shall not exceed seventeen million dollars (US$17,000,000).

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Milestone Events for the Collaboration Product	Milestone Payment
1) [***]	[***]
2) [***]	[***]
3) [***]	[***]
4) [***]	[***]
Total	$17,000,000

2.10          Royalty Payments.

(a)            In addition, Lhotse shall make [***] royalty payments to Schrödinger on the worldwide Net Sales of each Collaboration Product, as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of annual worldwide Net Sales of each Collaboration Product in the applicable calendar year.

For that portion of annual worldwide Net Sale of each Collaboration Product		Royalty Rate
1) less than or equal to	[***]	[***]
2) greater than but less than or equal to	[***]	[***]
3) greater than	[***]	[***]

(b)            Royalty Term. Lhotse’s obligation to pay royalties pursuant to this Section 2.10 shall continue, on a Collaboration Product-by-Collaboration Product and country-by-country basis, until the later of (i) the expiration of the last-to-expire Valid Claim of any patent owned by Lhotse that covers the composition of matter of the Collaboration Compound contained in such Collaboration Product in such country and (ii) expiration of any applicable regulatory, pediatric, orphan drug or data exclusivity with respect to such Collaboration Product and (iii) or [***] ([***]) [***] after the first commercial sale of such Collaboration Product in such country (the “Royalty Term”).

(c)            Royalty Conditions. The royalties under this Section 2.10 shall be subject to the following conditions:

(i)            only one (1) royalty shall be due with respect to each unit of Collaboration Product, without regard to whether there is more than one Valid Claim covering such Collaboration Product;

(ii)           no royalties shall be due upon the sale or transfer of the Collaboration Product among Lhotse, its Affiliates, licensees and sublicensees, but in such cases the royalty shall be due and calculated upon Lhotse’s, its Affiliate’s, licensee’s or sublicensee’s Net Sales of Collaboration Product to any independent Third Party;

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(iii)          the Net Sales of the Collaboration Product sold in a country after the expiration of the Royalty Term for such Collaboration Product in such country shall not be included in the calculation of worldwide annual Net Sales to determine the applicable royalty tiers.

(d)            Royalty Reductions.

(i)             If a Collaboration Product is sold in a country during the applicable Royalty Term at a time when there is a generic equivalent (i.e. the same composition of matter as the Collaboration Product) also being sold in such country, then the royalty rate applicable to the Net Sales of such Collaboration Product in such country during such time shall be reduced by [***] ([***]) of the average royalty rate otherwise applicable to the Net Sales for such Collaboration Product under Section 2.10(a); provided, however, that the average royalty rate after such reduction shall not be less than [***] ([***]).

(ii)           If Lhotse, its Affiliate, licensees or sublicensee obtains a license to any patent or know-how owned or controlled by a Third Party in order to develop, manufacture or commercialize the Collaboration Product, then Lhotse shall have the right to deduct, from the royalty payment that would otherwise have been due pursuant to this Section 2.10, an amount equal to [***] ([***]) of the amount paid by Lhotse, its Affiliate, licensee or sublicensee to such Third Party pursuant to such license; provided, however, that the deduction taken under of this Section 2.10(d)(ii) shall not exceed [***] ([***]) of the royalties that would otherwise due [***] and that the average royalty rate after such deduction shall not be less than [***]%.

(e)            Royalty Report and Payment. Within [***] ([***]) [***] after the end of [***], commencing with the first commercial sale of any Collaboration Product anywhere in the world, Lhotse shall provide Schrödinger with a royalty report that contains the following information for the applicable [***], on a Collaboration Product-by-Collaboration Product and country-by-country basis: (i) the amount of gross sales of the Collaboration Product, (ii) a calculation of Net Sales of the Collaboration Product, (iii) a calculation of the royalty payment due on such Net Sales, and (iv) the exchange rate for such country. Concurrent with the delivery of the applicable [***] report, Lhotse shall pay Schrödinger within the royalties owed with respect to the Net Sales of the Collaboration Product for such [***].

2.11          Currency; Exchange Rate. All payments to be made by Lhotse to Schrödinger under this Agreement shall be made in US dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from Schrödinger. The rate of exchange to be used in computing the amount of currency equivalent in US dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for the first, middle and last business days of the applicable reporting period for the payment due.

2.12          Blocked Currency. If the conversion of a local currency in a country into US dollars or transfer of funds out of a country becomes materially restricted, forbidden or substantially delayed due to applicable laws, then Lhotse shall promptly notify Schrödinger and amounts accrued in such country may be paid by Lhotse in local currency into an account in a local bank designated by Schrödinger, unless the Parties otherwise agree.

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2.13          Taxes.

(a)            Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement. For clarity, all payment amounts set forth herein are on a pre-tax basis.

(b)            Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of milestone, royalty and other payments made under this Agreement. To the extent Lhotse is required to deduct and withhold taxes on any payment to Schrödinger, Lhotse shall deduct those taxes from the remittable payment, pay the taxes to the proper tax authority in a timely manner, and promptly send proof of payment to Schrödinger. Schrödinger shall provide Lhotse any tax forms that may be reasonably necessary in order for Lhotse to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Schrödinger shall use reasonable efforts to provide any such tax forms to Lhotse in advance of the due date. At the request and expense of Schrödinger, Lhotse shall provide reasonable assistance to enable the recovery, to the extent permitted by applicable law, of withholding taxes or similar obligations resulting from payments made under this Agreement.

2.14          Financial Records and Audit. Lhotse shall maintain complete and accurate records in sufficient detail to permit Schrödinger to confirm the accuracy of Net Sales reported by Lhotse under this Agreement. Upon at least [***] ([***]) [***] prior notice, such records shall be open for examination, during regular business hours, for a period of [***] ([***]) [***] from the creation of individual records, and not more often than [***], by an independent certified public accountant selected by Schrödinger and reasonably acceptable to Lhotse, for the sole purpose of verifying for Schrödinger the accuracy of the financial reports provided by Lhotse under this Agreement. Schrödinger shall bear the cost of such audit unless such audit reveals an underpayment by Lhotse of more than [***] ([***]) of the amount actually due for the time period being audited, in which case Lhotse shall reimburse Schrödinger for the costs of such audit. Lhotse shall pay to Schrödinger any underpayment discovered by such audit within [***] ([***]) [***] after the accountant’s report. If the audit reveals an overpayment by Lhotse, then Lhotse may take a credit for such overpayment against any future payments due to Schrödinger (if there will be no future payment due, then Schrödinger shall promptly refund such amount to Lhotse).

3.	Intellectual Property

3.1            Ownership of Collaboration Inventions, Virtual Screen Results and Work Product Generally.

(a)            Each party shall promptly notify the other party in writing and in reasonable detail of all inventions and discoveries, whether patentable or not, that constitute composition of matter or method of use or manufacture Intellectual Property (i.e., compounds and/or compound classes designed in silico or otherwise), including any improvement, modification or enhancement of any of the foregoing, directed to the Target that are conceived of or developed by the parties or on behalf of the parties in the course of conducting the activities under the Work Plan, whether developed solely by Lhotse or Schrödinger or jointly, and regardless of whether actually reduced to practice during the Term (each a “Collaboration Invention”). Lhotse shall solely own any Collaboration Invention regardless of inventorship. The inventorship of any Collaboration Invention shall be determined in accordance with United States patent law. For the avoidance of doubt, Collaboration Inventions do not include any Schrödinger Improvements.

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(b)            “Virtual Screen Results” are herein defined as the information and data generated by Schrödinger in the course of using the Schrödinger Technology to perform virtual screens for Lhotse with respect to the Target, indicating that one or more commercially available compounds is predicted to have activity against such Target. For clarity, Virtual Screen Results do not include any of the commercially available compounds or structures, including any compounds or structures which are included in the Schrödinger Library, or any Schrödinger Technology which are used to generate or are otherwise referenced in such information or data. As between the parties all Intellectual Property associated with Virtual Screen Results shall be solely owned by Lhotse. Notwithstanding the foregoing or anything in this Agreement to the contrary, after Schrödinger’s exclusivity obligations with respect to the Target under Section 2.6 have concluded and/or if the JSC decides not to pursue the Program with respect to the Target, Schrödinger is and shall be permitted to perform virtual screens (and improve, modify or enhance such screens) with respect to the Target (either internally for its own benefit or with or for the benefit of one or more Third Parties) using the same compound library to perform such virtual screens as it previously used to generate the Virtual Screen Results in respect of the Target for Lhotse and, consequently, to generate the same or similar results as it previously generated for Lhotse hereunder, provided that in doing so, Schrödinger shall not (either internally for its own benefit or with or for the benefit of any Third Party) use, share, reference or disclose any Lhotse Confidential Information, including the fact that it generated the same or similar Virtual Screen Results for Lhotse in respect of such Target.

(c)            Except for the licenses granted pursuant to Section 3.4, each party to this Agreement shall retain all right, title, and interest (collectively, “Rights”) in any Intellectual Property that was owned by such party prior to the Effective Date or developed independently of this Agreement.

(d)            As between Lhotse and Schrödinger, Lhotse does and shall own (i) all Rights in the Confidential Information disclosed by Lhotse to Schrödinger hereunder, the Lhotse Background Intellectual Property, Collaboration Inventions, Virtual Screen Results (subject to Section 3.1(b) above) and Work Product and (ii) all Rights in any improvement, modification, or enhancement of any of the foregoing made by either party or by their or their respective Affiliates’ employees, agents or consultants (collectively with the Intellectual Property embodied therein, the “Lhotse Improvements”). As between Schrödinger and Lhotse, Schrödinger does and shall own (i) all Rights in the Confidential Information disclosed by Schrödinger to Lhotse hereunder and the Schrödinger Intellectual Property, and (ii) all Rights in any improvement, modification, or enhancement of any of the foregoing made by either party or their or their respective Affiliates’ employees, agents or consultants (collectively with the Intellectual Property embodied therein, the “Schrödinger Improvements”).

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(e)            Schrödinger hereby assigns and transfers, and to the extent that it cannot presently assign or transfer, shall assign and transfer, to Lhotse all of its Rights in and to any Collaboration Inventions, Virtual Screen Results (subject to Section 3.1(b) above), Work Product and Lhotse Improvements, and agrees to take, and to cause its employees, agents and consultants to take, all further acts reasonably required to evidence such assignment and transfer to Lhotse. Schrödinger hereby appoints Lhotse as its attorney-in-fact to sign such documents as Lhotse deems necessary for Lhotse to effect the transfer of ownership of the Intellectual Property referenced in this clause (e) belonging to Lhotse if Lhotse is unable, after reasonable inquiry, to obtain Schrödinger’s (or its employee’s or agent’s) signature on such a document. All Collaboration Inventions, Virtual Screen Results, Work Product and Lhotse Improvements shall be deemed Confidential Information of Lhotse and Schrödinger shall be deemed the receiving party of such information.

(f)             Lhotse hereby assigns and transfers, and to the extent that it cannot presently assign or transfer, shall assign and transfer and, as applicable, shall cause its Affiliates to assign and transfer, to Schrödinger all of its and, as applicable, its Affiliates’, Rights in and to any Schrödinger Improvements, and agrees to take, and to cause its and its Affiliates’ employees, agents and consultants, as applicable, to take, all further acts reasonably required to evidence such assignment and transfer to Schrödinger. Lhotse hereby appoints Schrödinger as its attorney-in-fact to sign such documents as Schrödinger deems necessary for Schrödinger to effect the transfer of ownership of the Intellectual Property referenced in this clause (f) belonging to Schrödinger if Schrödinger is unable, after reasonable inquiry, to obtain Lhotse’s (or its or its Affiliates’ employee’s or agent’s) signature on such a document. All Schrödinger Improvements shall be deemed Confidential Information of Schrödinger and Lhotse shall be deemed the receiving party of such information.

3.2            Patent Prosecution and Maintenance. Each party shall be responsible, in its sole discretion and at its sole cost, for the filing, prosecution, maintenance and enforcement of patent rights, copyrights and other proprietary rights claiming or directed to inventions owned solely by such party, if any. With respect to any Collaboration Invention, Lhotse shall be responsible for preparing, filing and prosecuting any patent applications or other appropriate filings and maintaining any patents, copyrights or other similar rights issued thereon.

3.3            Cooperation. Each party shall provide such assistance as may reasonably be required for the other party to secure, perfect, maintain and enforce the other party’s rights in its Intellectual Property in connection with this Agreement. Reasonable assistance includes executing and delivering the documents reasonably necessary for the other party to secure, perfect, maintain or enforce its rights in such Intellectual Property (including documents to assign rights, to apply for patent protection, or to register a copyright), responding to reasonable requests for information pertinent thereto and ensuring Affiliates, as applicable, cooperate to achieve the goals set forth in this Section 3.3; provided, however, that in each of the foregoing cases, the party requesting the assistance shall be required to reimburse the assisting party’s reasonable out-of-pocket expenses incurred in connection therewith.

3.4            License.

(a)            Subject to the terms and conditions of this Agreement, Schrödinger hereby grants to Lhotse a fully paid-up, non-exclusive, royalty-free, worldwide license to use (i) the Results provided by Schrödinger under the Work Plan and (ii) (A) the Schrödinger Knowhow and (B) the Schrödinger Improvements consisting of improvements, modifications or enhancements to Schrödinger Knowhow, in each case of (A) and (B) that are necessary or reasonably useful for Lhotse to conduct the activities assigned to it under the Work Plan, solely for purposes of conducting such activities during the Term.

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(b)            Subject to the terms and conditions of this Agreement, Lhotse hereby grants to Schrödinger a fully paid-up, non-exclusive, royalty-free, worldwide license to use (i) the Results provided by Lhotse under the Work Plan, (ii) Lhotse Background Intellectual Property, (iii) Lhotse Improvements and (iv) Collaboration Inventions, Work Product and Virtual Screen Results, in each case of (i) to (iv), that are necessary or reasonably useful to conduct the activities assigned to Schrödinger under the Work Plan, solely for purposes of conducting such activities during the Term. Further and notwithstanding the definition of “Control” in Section 1.4 above, Lhotse agrees to use reasonable efforts to obtain for Schrödinger licenses and any other rights to any Intellectual Property of an Affiliate, Third Party collaboration partner (e.g., University of Southern California) or Third Party service provider of Lhotse or its Affiliates participating in the Program that relates to (a) the Target or (b) the Intellectual Property contributed by such Affiliate, Third Party collaboration partner or Third Party service provider that is necessary or reasonably useful for Schrödinger to conduct the activities assigned to Schrödinger under the Work Plan (collectively, the “Other Intellectual Property”). Lhotse acknowledges and agrees that it is the Parties’ understanding hereunder that Lhotse or an Affiliate, as applicable, will obtain for or on behalf of Schrödinger rights to “Other Intellectual Property” without any additional fees imposed on Schrödinger by Lhotse or a Third Party or a Lhotse Affiliate if the Other Intellectual Property is necessary or reasonably useful for Schrödinger to conduct the activities assigned to Schrödinger under the Work Plan.

(c)            All rights in and to Intellectual Property not expressly granted by Lhotse or Schrödinger under this Agreement are reserved to its owner. Nothing in this Agreement will be deemed to weaken or waive any rights of either party related to the protection of trade secrets.

4.	Representations and Warranties

4.1            Representations and Warranties. Each party represents and warrants to the other the following during the Term: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (c) this Agreement is legally binding upon it, enforceable in accordance with its terms; and (d) the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material, applicable law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it (such laws and regulations collectively, “Applicable Laws”).

4.2            Disclaimer. THE SERVICES, TECHNOLOGY AND MATERIALS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND, EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN SECTION 4.1, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION (A) THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, AND (B) WARRANTIES, IF ANY, ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

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4.3            Limitation of Liability. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 5 AND SUBJECT TO THE LAST SENTENCE OF THIS SECTION 4.3, (A) NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, OR ANY LICENSE GRANTED HEREUNDER (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST BUSINESS OR PROFITS, LOSS OF DATA OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES), EVEN IF ADVISED OF THE POSSIBILITY THEREOF; AND (B) EACH PARTY’S ENTIRE AGGREGATE LIABILITY UNDER RELATING TO THIS AGREEMENT, FOR ANY REASON(S) AND UPON ANY CAUSES(S) OF ACTION WHATSOEVER, SHALL NOT EXCEED FIVE HUNDRED THOUSAND DOLLARS ($500,000). NOTWITHSTANDING THE FOREGOING, SCHRÖDINGER’S ENTIRE AGGREGATE LIABILITY UNDER OR RELATING TO A BREACH OF ITS EXCLUSIVITY OBLIGATIONS UNDER SECTION 2.6 OF THIS AGREEMENT SHALL NOT EXCEED ONE MILLION DOLLARS ($1,000,000).

4.4            Liability for Affiliates. Notwithstanding anything to the contrary herein, each party shall be responsible and fully liable for any acts and omissions of its Affiliates (and such Affiliates’ employees, agents and consultants, as applicable) in connection with such Affiliates’ performance on behalf of or for such party under this Agreement as if such acts and omissions had been executed by such party itself.

5.	Confidentiality

5.1            Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term of this Agreement and for [***] ([***]) [***] thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information furnished to it by the disclosing party from the date of that certain mutual non-disclosure agreement between ShouTi LLC (the predecessor-in-interest of ShouTi) and Schrödinger dated June 10, 2016 (the “Non-Disclosure Agreement”) through the end of the Term of this Agreement. Each party may use Confidential Information of the other party only to the extent necessary to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the other party’s Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

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5.2            Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent written evidence: (a) is now, or hereafter becomes, other than through a breach of the confidentiality obligations set forth herein on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as reasonably evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; or (d) information independently developed by the receiving party as evidenced by written documentation or other reasonable evidentiary means.

5.3            Publicity. Subject to Sections 5.4 and 5.5 below, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party; provided, however, that after execution of this Agreement, either party may issue a press release announcing the collaboration subject to the other party’s written approval of the content of such press release.

5.4            Legally Required Disclosure. Notwithstanding the foregoing, each party shall have the right to disclose the other party’s Confidential Information and the terms and conditions of this Agreement to the extent such disclosure is required by applicable laws and regulations; provided that such party shall promptly notify the other party of such legally required disclosure and reasonably cooperate with the other party to obtain a protective order limiting or restricting the required disclosure.

5.5            Terms of Agreement - Permitted Disclosure. The parties agree that the terms of this Agreement (including all exhibits hereto) are confidential between the parties and shall not be disclosed to Third Parties. Notwithstanding the foregoing, a party is permitted to disclose of the terms of this Agreement to (i) representatives and Affiliates of each party who reasonably have a need to know for the purposes of this Agreement; or (ii) auditors, potential and current investors and acquirers, attorneys, advisors and similar persons of each party who have a need to know for purposes of corporate and legal compliance, diligence, audits and similar activities; provided however that any such persons are bound by reasonable obligations of confidentiality in connection with any disclosure of the terms of this Agreement.

5.6            Independent Development. It is understood that the parties may have performed, and may continue to perform, independent development relating to the Confidential Information or proprietary information received thereunder. The parties hereto agree that neither this Agreement nor the receipt of any Confidential Information or proprietary information shall limit either party’s independent development or right to use the skills, knowledge, experience and information which such party has acquired in the course of the Program, so long as in doing so (i) Schrödinger shall not use Lhotse’s Confidential Information and (ii) Lhotse shall not use Schrödinger’s Confidential Information.

6.	Term and Termination

6.1            Term of the Agreement. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 6, continue for three (3) years thereafter (such period, the “Term”). This Agreement may be extended upon mutual, written agreement of the parties.

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6.2            Termination for Cause. Each party shall have the right to terminate this Agreement upon [***] ([***]) [***] prior written notice to the other upon the occurrence of either of the following events: (a) upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or (b) upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the [***] ([***]) [***] period following written notice of termination by the non-breaching party.

6.3            Effect of Termination; Surviving Obligations. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations (including without limitation obligations to grant equity to Schrödinger hereunder and under any other applicable agreements in connection with the Program) and rights of the parties under Sections 2.6, 2.9, 2.10, 3.1, 3.2, 3.3, 4.2, 4.3, 4.4 and Articles 5, 6, 7, and 8 shall survive expiration or termination of this Agreement. Upon the disclosing party’s written request provided within [***] ([***]) [***] following the expiration or termination of this Agreement, each party shall deliver to the other party any and all Confidential Information of the other party in its possession. The exercise by either party hereto of a termination right provided for under this Agreement shall not, in and of itself, give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto. Subject to the preceding sentence, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

7.	Indemnification

7.1            Indemnification.

(a)            Schrödinger hereby agrees to defend, indemnify and hold harmless Lhotse, its Affiliates and its and their respective employees, officers, directors and agents (each, a “Lhotse Indemnified Party”) from and against any and all claim, liability, loss, damage, cost, and expense, including reasonable attorneys’ fees (collectively, “Liabilities”), which the Lhotse Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with any Third Party action or claim based upon (i) the gross negligence or willful misconduct of Schrödinger hereunder or (ii) the breach by Schrödinger of any of its material obligations, representations or warranties set forth in this Agreement (which includes the Work Plan) or (iii) the infringement of such Third Party’s Intellectual Property Rights by the Schrödinger Technology or Schrödinger Knowhow used by Schrödinger in the performance of its obligations under this Agreement. Notwithstanding the foregoing, Schrödinger shall have no obligation under this Agreement to indemnify, defend or hold harmless any Lhotse Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or grossly negligent acts or omissions of Lhotse, its Affiliates or any of Lhotse’s or Lhotse’s Affiliates’ respective employees, officers, directors or agents or Liabilities for which Lhotse indemnifies Schrödinger hereunder.

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(b)            Lhotse hereby agrees to defend, indemnify and hold harmless Schrödinger, its Affiliates and its and their respective employees, officers, directors and agents (each, a “Schrödinger Indemnified Party”) from and against any and all Liabilities which the Schrödinger Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with any Third Party action or claim based upon (i) the gross negligence or willful misconduct of Lhotse or its Affiliates hereunder or (ii) the breach by Lhotse of any of its material obligations, representations or warranties set forth in this Agreement (which includes the Work Plan) or (iii) the development, manufacture, use, handling, storage, sale or other disposition of any product resulting from the Program by Lhotse, its Affiliates or sublicensees (other than Schrödinger). Notwithstanding the foregoing, Lhotse shall have no obligation under this Agreement to indemnify, defend or hold harmless any Schrödinger Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or grossly negligent acts or omissions of Schrödinger, its Affiliates or any of Schrödinger’s or Schrödinger’s Affiliates’ respective employees, officers, directors or agents or Liabilities for which Schrödinger indemnifies Lhotse hereunder.

7.2            Control of Defense. In the event a party seeks indemnification under Section 7.1, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as reasonably requested (at the expense of the Indemnifying Party) in the defense of the claim.

8.	General Provisions

8.1            Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding its conflicts of laws principles.

8.2            Dispute Resolution. The parties recognize that disputes as to certain matters may from time to time arise which relate to either party’s rights and/or obligations hereunder. To resolve such disputes, the parties agree to follow the procedures set forth in this Section 8.2 if and when such a dispute arises between the parties. If any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement arises between the parties and the parties cannot resolve the dispute within [***] ([***]) [***] of a written request by either party to the other party, the parties agree to hold a meeting, attended by the [***] of Lhotse and the [***] of Schrödinger, to attempt in good faith to negotiate a resolution of the dispute (such [***], collectively, the “Executives”). If the Executives are unable to resolve such dispute within [***] ([***]) [***], then such dispute shall be resolved by binding arbitration administered by [***] in New York in accordance to its then current arbitration rules. The number of arbitrators shall be [***] ([***]), [***] of whom [***] selected by Lhotse, [***] of whom [***] selected by Schrödinger and [***] of whom [***] selected by Lhotse and Schrödinger (or by the other [***] ([***]) arbitrators if the parties cannot agree within [***] ([***]) [***] of selecting the other [***] ([***]) arbitrators). The arbitration shall be conducted in the English language. Any arbitration proceeding shall be brought in New York in accordance with the Rules of the [***] unless the parties agree in writing to conduct the arbitration in another location and under different arbitration rules. The arbitration decision shall be binding upon the parties. The decision of the arbitrators shall be executory, and the prevailing party may enter such decision in any court having competent jurisdiction. Each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party (including the right to seek and to obtain injunctive relief) solely to enforce the instituting party’s arbitration rights or the decision of the arbitrators. Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (other provisional remedy) from any court of competent jurisdiction as necessary to protect such party’s interests.

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8.3            Entire Agreement; Modification. This Agreement (including all exhibits and attachments hereto) is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including, without limitation, the Non-Disclosure Agreement (except insofar as the Non-Disclosure Agreement applies to confidential information of a party disclosed prior to the Effective Date of this Agreement) and the 2019 Letter Agreement (except insofar as the 2019 Letter Agreement applies to rights and obligations of the parties arisen prior to the Effective Date of this Agreement). No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. This Agreement may only be amended, modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement. In the event of any conflict between the terms of this Agreement and any exhibit, the terms of this Agreement shall take precedence.

8.4            Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

8.5            Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent (a) to an Affiliate, (b) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, or (c) in connection with any consolidation or merger effected exclusively to change the domicile of such party. In the event of such a permitted assignment, the parties to this Agreement shall not acquire by such transaction any access to Intellectual Property of any Third Party or which was not already included in the Intellectual Property licensed hereunder prior to such transaction, unless the agreements related to such transaction explicitly specify otherwise. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void and of no effect.

8.6            No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

8.7            Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

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8.8            Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three calendar days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Schrödinger, notices must be addressed to:

Schrödinger, LLC

120 West 45th Street, 17th Floor

New York, New York 10036

Attention: President

Facsimile: 212 295 5801

With a copy to the General Counsel at the above address.

If to Lhotse, notices must be addressed to:

c/o ShouTi Inc.

611 Gateway Blvd, Suite 223

South San Francisco, CA 94080

Attention: Chief Executive Officer

Telephone: (628) 229-9277

8.9            Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective (a) only to the extent and duration of the event(s) causing the failure or delay in performance and (b) provided that the party relying on this Section has not caused such event(s) to occur and that the party takes all reasonable steps necessary under the circumstances to mitigate the effects of the applicable force majeure event. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within [***] ([***]) [***] after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a [***] ([***]) [***] period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Section 6.4.

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8.10          Independent Contractors. Each party acknowledges and agrees that such party’s services hereunder are performed on a non-exclusive basis, except as otherwise set forth explicitly in this Agreement (including Section 2.6). Each party shall have the right to perform similar services for, or undertake similar collaborations with, parties other than the other party. This Agreement does not provide, and shall not be construed to provide, any Third Parties with any remedy, claim, cause of action or privilege. Nothing in this Agreement shall be construed as creating an employer-employee or agency relationship.

8.11          Headings. The headings of clauses contained in this Agreement preceding the text of the articles, sections and subsections hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

8.12          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

8.13          Construction. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression. The term “will” as used herein means shall. References to “Article,” “Section” or “Exhibit” are references to the numbered sections of this Agreement and the exhibits attached to this Agreement, unless expressly stated otherwise. Except where the context otherwise requires, references to this “Agreement” shall include the exhibits attached to this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction will be applied against either party hereto.

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In Witness Whereof, the parties hereto have duly executed this Collaboration Agreement as of the Effective Date.

Lhotse Bio, Inc.		Schrödinger, LLC, By Its Sole Member,

Schrödinger, Inc.

By:	/s/ Raymond Stevens	By:	/s/ Cony D’Cruz

Name:	Raymond Stevens	Name:	Cony D’Cruz

Title:	Chief Executive Officer	Title:	Executive VP & Chief Business Officer

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EXHIBIT A

Work Plan

[***]

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